                                                                      EXHIBIT 11


                                  LYCOS, INC.
                     Computation of Net Loss Per Share (1)

                                             Three Months      Three Months
                                                Ended             Ended
                                              October 31,       October 31,
                                                 1996              1995
                                             ------------      ------------
Common stock, beginning of period             13,792,896        10,000,000

Weighted average common shares issued
  during the period                                                 91,533

Cheap stock shares relating to SAB No.
  83(2)                                                            987,957

Treasury stock buyback (2)                                         (66,726)
                                             -----------       -----------
                                              13,792,896        11,012,764
                                             ===========       ===========

Net loss                                     $(2,758,992)        $(279,513)

Primary net loss per share                        $(0.20)           $(0.03)
                                             ===========       ===========


(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.

(2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) during the twelve months immediately preceeding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.